Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of September 11, 2014, is entered into by and between Alliance Data Systems Corporation, a Delaware corporation (“Parent”), and each of the stockholders of Conversant, Inc., a Delaware corporation (the “Company”), listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Amber Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) (as the same may be amended from time to time in accordance with its terms) pursuant to which (and subject to the terms and conditions set forth therein) the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Stockholder is, as of the Reference Time (as defined below), the record and beneficial or beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the shares of Company Common Stock and the Company Options set forth opposite such Stockholder’s name on Schedule A attached hereto (the “Owned Securities” and, together with any other shares of Company Common Stock or other securities with voting rights with respect to the matters specified in Section 4.1 that become beneficially owned by such Stockholder (including Company Common Stock acquired upon the exercise of Company Options) but excluding any shares sold or transferred in compliance with Section 3.2 or Section 3.3 during the Voting Period, the “Shares”); and

WHEREAS, obtaining the Company Stockholder Approval is a condition to the consummation of the Merger.

NOW, THEREFORE, in consideration of Parent and Merger Sub entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to Parent as of the date of this Agreement as follows:

1.1. Title to the Shares. Such Stockholder is the record and beneficial or beneficial owner of the Owned Securities listed on Schedule A, which, as of the Reference Time, constitutes all of the Company Common Stock and other securities convertible into or exercisable for any Company Common Stock, whether vested or unvested, owned of record or beneficially held by such Stockholder. For purposes of this Agreement, “Reference Time” shall mean 12:01 am Eastern time on the date of this Agreement, and “Voting Period” shall mean the period from the Reference Time through the termination of this Agreement in accordance with its terms.

1.2. Voting Matters. Other than any restrictions contained in the Company Organizational Documents, such Stockholder has the sole power to vote or cause to be voted the Owned Securities (except for any Company Options included in the Owned Securities) with respect to the matters specified in Section 4.1 hereof, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote such Owned Securities, except as may exist by reason of this Agreement. In furtherance (and not in limitation) of the foregoing, such Stockholder represents and warrants to Parent that all proxies heretofore given in respect of any of its Owned Securities, if any, are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.

1.3. Organization. To the extent such Stockholder is a corporation, partnership, limited liability company or other entity, such Stockholder is duly organized, validly existing, and in good standing (or the equivalent concept to the extent applicable) under the laws of the jurisdiction of its incorporation, formation or organization.

1.4. Authority Relative to this Agreement. To the extent such Stockholder is a corporation, partnership, limited liability company or other entity (a) such Stockholder has all requisite corporate, company, partnership or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (b) the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement to which it is a party have been duly and validly authorized by all necessary and appropriate corporate, partnership, company or other similar action on behalf of such Stockholder. To the extent that such Stockholder is an individual, such Stockholder has the requisite legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

1.5. No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the performance of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, (a) except for the applicable requirements of the Exchange Act, require any consent or approval by, filing with, or notification to, any Governmental Entity or any other person, by such Stockholder, (b) to the extent such Stockholder is a corporation, partnership, limited liability company or other entity, violate or conflict with or result in any breach of any provision of the organizational documents of such Stockholder, (c) violate or conflict with or result in any breach of or default (with or without notice or lapse of time or both) under or give to any other person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, or result in the creation of any claims, liens, encumbrances or restrictions on the right to vote such Shares pursuant to, any agreement to which such Stockholder is a party or any instrument, permit, concession, franchise or license of such Stockholder or (d) violate or conflict with any

Law applicable to such Stockholder or to such Stockholder’s properties or assets, except in the case of the foregoing clauses (a), (c) and (d) only, for any of the foregoing as would not reasonably be expected to materially impair or restrict such Stockholder’s ability to perform its obligations under this Agreement.

1.6. Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as of the date of this Agreement as follows:

2.1. Organization. Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.2. Authority Relative to this Agreement. (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (b) the execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary and appropriate corporate action. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Stockholders party hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

2.3. No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby will not, (a) except for the applicable requirements of the Exchange Act, require any consent or approval by, filing with, or notification to, any Governmental Entity or any other person, by Parent or any of its Subsidiaries, (b) violate or conflict with or result in any breach of any provision of the charter or bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries, (c) violate or conflict with or result in any breach of or default (with or without notice or lapse of time or both) under or give to any other person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, any agreement to which Parent or any of its Subsidiaries is a party or any instrument, permit, concession, franchise or license of Parent or any of its Subsidiaries or (d) violate or conflict with any Law applicable to Parent, its Subsidiaries or their respective properties or assets, except, in the case of the foregoing clauses (a), (c) and (d) only for any of the foregoing as would not reasonably be expected to materially impair or restrict Parent’s ability to perform its obligations under this Agreement.

SECTION 3. Additional Agreements.

3.1. No Other Proxies. Subject to applicable Law, each Stockholder hereby covenants and agrees, that during the Voting Period, except as otherwise specifically contemplated or permitted by this Agreement (including Section 4.1), such Stockholder shall not, and shall not offer or agree to grant any proxy or power of attorney with respect to, deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to any Shares or any interest therein, in each case with respect to any vote on the approval of the matters set forth in Section 4.1 of this Agreement.

3.2. Restriction on Transfer. Each Stockholder hereby agrees, except as permitted by Section 3.3, during the Voting Period, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Shares of such Stockholder (any such action, a “Transfer”). Each Stockholder agrees that any violation of the foregoing sentence by such Stockholder may and should be enjoined. If any involuntary Transfer of any of the Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the extent permitted by applicable Law, take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.3. Permitted Transfers. A Stockholder may Transfer any Shares (i) to a Permitted Transferee (as defined below) or Affiliate of such Stockholder or (ii) to the extent necessary to fund any tax payments required to be paid upon exercise of a Company Option or vesting of any restricted stock unit held by such Stockholder. Any Stockholder that Transfers any Shares to a Permitted Transferee or any Affiliate of such Stockholder (such Permitted Transferees and Affiliates, “Potential Transferees”) shall cause each such Potential Transferee to (x) execute a signature page to this Agreement pursuant to which such Potential Transferee agrees to be a “Stockholder” pursuant to this Agreement with respect to such Transferred Shares and (y) provide the requisite contact information for such Potential Transferee as contemplated by Exhibit A. “Permitted Transferee” means, with respect to any Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (B) any trust, the trustees of which include only the persons named in clause (A) and the beneficiaries of which include only the persons named in clause (A), (C) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the persons named in clause (A), (D) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust or (E) to any person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Shares to Potential Transferees made pursuant to this Section 3.3 shall not be a breach of this Agreement.

3.4. Additional Shares. In the event of a share dividend or distribution, or any change in the Company Common Stock by reason of any share dividend or distribution, stock split, recapitalization, reclassification, combination, conversion or the like, including the exchange of any securities convertible into or exercisable for any Company Common Stock, the term “Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. For the avoidance of doubt, it is the intent of the parties that all Company Common Stock or other securities convertible into or exercisable for any Company Common Stock that become beneficially owned by each Stockholder during the Voting Period be subject to the provisions of this Agreement.

3.5. Stockholder Capacity; Stockholder Designees. All agreements and understandings made herein shall be made solely in a Stockholder’s capacity as a holder of the Shares and, if a Stockholder is a director or officer of the Company, not in a Stockholder’s capacity as a director or officer of the Company and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Stockholder, or any affiliate, trustee, beneficiary, settlor, employee or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company (or any subsidiary of the Company). For the avoidance of doubt, the parties acknowledge and agree that (a) each Stockholder who is a director shall be free to act in his or her capacity as a director of the Company in accordance with his or her duties to the Company, (b) nothing herein shall prohibit or restrict any such Stockholder above from taking any action in facilitation of the exercise of his or her duties as a director pursuant to the Merger Agreement (including pursuant to Section 5.3 thereof) or otherwise, (c) nothing herein shall prohibit or restrict any Stockholder who is an officer of the Company from taking any action, or failing to take any action, in his or her capacity as an officer of the Company or in facilitation of the exercise of his or her duties to the Company as such Stockholder determines in good faith is required to comply with the direction of the Company Board of Directors and (d) no action taken by any person described in clauses (a) through (c) above acting in the capacities described therein shall be deemed to be a breach or violation by such Stockholder of this Agreement.

SECTION 4. Voting Agreement; Proxy.

4.1. Voting Agreement. Each Stockholder hereby agrees that during the Voting Period, at any meeting of the Company stockholders or in any action by written consent of the Company stockholders, such Stockholder shall vote (or cause to be voted) (other than Company Options that have not yet been exercised), all of its Shares:

(a) in favor of adoption of the Merger Agreement, and approval of the terms thereof, and in favor of the Merger and the other transactions contemplated thereby;

(b) in favor of adoption of any proposal in respect of which the Company Board of Directors has (i) determined is designed to facilitate the consummation of the Merger, (ii) disclosed the determination described in clause (i) in the Company’s proxy materials or other written materials disseminated to all of the Company stockholders and (iii) recommended to be adopted by the Company stockholders;

(c) against any Company Takeover Proposal; and

(d) against any amendments to the Company Organizational Documents or other proposal or transaction involving the Company or any of its Subsidiaries that in any manner would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or change, in any manner, the voting rights of any class of capital stock of the Company;

provided that in the event that such Stockholder’s proxy has been granted to the Company pursuant to Section 4.2(a) (and such proxy remains effective in accordance therewith), Stockholder shall have no obligations under this Section 4.1 with respect to the meeting of the Company stockholders for which such proxy has been granted.

Notwithstanding anything herein to the contrary, this Section 4.1 shall not require any Stockholder to vote (or cause to be voted) any of such Stockholder’s Shares to amend the Merger Agreement or take any action that could result in the consequences described in Section 6(d).

4.2. Grant of Proxy.

(a) In furtherance of Section 4.1 of this Agreement, subject to Sections 4.2(b) and 4.2(d) hereof and the proviso set forth below, each Stockholder hereby irrevocably grants to and appoints Parent and up to two of Parent’s designated representatives (the “Authorized Parties”), and each of them individually, as such Stockholder’s proxy (with full power of substitution and resubstitution) to the full extent of such Stockholder’s voting rights with respect to such Shares for and in the name, place and stead of such Stockholder, to attend all meetings of the Company stockholders and to vote the Shares at any meeting of the Company stockholders or in any action by written consent of the Company stockholders, during the Voting Period solely on the matters and in the manner specified in Section 4.1 hereof, in each case subject to applicable Law (the “Proxy”); provided that in the case of any meeting of the Company stockholders during the Voting Period at which a matter described in Section 4.1 is to be considered, such Stockholders grant of the Proxy contemplated by this Section 4.2(a) shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least three Business Days prior to such meeting a duly executed proxy card previously approved by Parent (such approval shall not be unreasonably withheld or delayed) voting such Stockholder’s Shares in the manner specified in Section 4.1. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the Company stockholders during the Voting Period with respect to the matters set forth in Section 4.1.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by any Stockholder solely in accordance with applicable Law and will only vote the Shares subject to such Proxy with respect to the matters and in the manner specified in Section 4.1 hereof. Subject to the foregoing sentence, following the grant of a Proxy pursuant to Section 4.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Shares and any other vote by such Stockholder of its Shares during the Voting Period.

(c) Each Stockholder hereby affirms that any Proxy granted pursuant to this Section 4.2 is given by such Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that any such Proxy will be given to secure the performance of the duties of such Stockholder under this Agreement specified in Section 4.1.

(d) Any Proxy granted pursuant to this Section 4.2 by such Stockholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to the matters specified in Section 4.1 but for the avoidance of doubt shall be deemed terminated and released with respect to any Shares sold or transferred on or after the date hereof in compliance with Section 3.3. Any Proxy granted hereunder shall automatically terminate, without any further action required by any person, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, at the end of the Voting Period.

(e) Each Stockholder hereby acknowledges that the Company has agreed, pursuant to Section 5.4(d), of the Merger Agreement, to recognize the Proxy at any meeting of the Company stockholders during the Voting Period. Each Stockholder hereby further agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing the Company to fail to recognize such Proxy.

4.3. Other Voting. Each Stockholder shall vote on all issues other than those specified in Section 4.1 hereof that may come before a meeting of, or action by written consent by, the Company stockholders in its sole discretion; provided that such vote or consent does not contravene the provisions of this Section 4. For the avoidance of doubt, Parent shall not have the right to be granted any proxy of a Stockholder in connection with any such vote.

SECTION 5. Further Assurances. Each Stockholder shall, from time to time, perform such further acts and execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request in writing for the purpose of effectuating the matters covered by this Agreement or that are necessary to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

SECTION 6. Termination. This Agreement and the obligations hereunder shall automatically terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) a written agreement between Parent and a Stockholder to terminate this Agreement (provided that in the case of this clause (b) any such termination shall be effective only with respect to such Stockholder or Stockholders party to such agreement to terminate, and not any other stockholder of the Company party to this Agreement or a similar agreement with Parent), (c) the Effective Time, and (d) the Merger Agreement is amended or modified, or a provision therein has been waived, in any such case, in a manner that (i) reduces the amount or changes the form of Merger Consideration to be paid to such Stockholder in connection with the Merger or (ii) provides for or otherwise results in disparate treatment of such Stockholder vis-a-vis the other Company stockholders with regard to the Merger Consideration or is materially adverse to the Stockholders. The representations, warranties, obligations and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement; provided that in the event this Agreement is terminated under clause (a) of the preceding sentence, no party shall be relieved from its liability for any Knowing and Material Breach of its obligations hereunder committed prior to such termination. For the avoidance of doubt, unless already ended, the Voting Period will automatically end when this Agreement is terminated in accordance with this Section 6.

SECTION 7. Miscellaneous.

7.1. Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights to require appraisal of its Shares pursuant to the DGCL with respect to the Merger.

7.2. Publication. Each Stockholder hereby permits the Company and Parent to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the SEC) or any other regulatory filings in connection with the Merger such Stockholder’s identity and ownership of Company Common Stock, the other information set forth on Schedule A attached hereto, and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

7.3. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, including the Proxy and Schedule A attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control. This Agreement is intended to create a contractual relationship between each Stockholder, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto. Without limiting the generality of the foregoing, each Stockholder agrees that: (i) it is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other Company stockholder and (ii) by entering into this Agreement, it does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with any other Company stockholder. Each Stockholder is not Affiliated with any other holder of Shares entering into this Agreement and has acted independently regarding such Stockholder’s decision to enter into this Agreement. Parent acknowledges and agrees that (A) all representations, warranties, covenants, obligations and agreements of the Stockholders in this Agreement shall be made on a several, and not joint, basis and (B) in accordance with and subject to the foregoing, no Stockholder shall have any liability or obligation for any breach or violation of, or failure to perform under, this Agreement by any other Stockholder.

(b) This Agreement is not intended to, and shall not, confer upon any person not a party hereto any rights or remedies hereunder, provided, however, that Merger Sub is an intended third party beneficiary of this Agreement, with the right to enforce this Agreement to the same extent as Parent.

7.4. Assignment; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns (including, for the avoidance of doubt, a Stockholder’s heirs, legal representatives, successors and assigns). Any purported assignment not permitted under this Section 7.4 shall be null and void.

7.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 7.5 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 7.5; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent:

Alliance Data Systems Corporation

7500 Dallas Parkway

Suite 700

Plano, Texas 75024

Facsimile: 214-494-3900

Attention: Jeanette Fitzgerald, General Counsel—Epsilon

Email: jfitzgerald@epsilon.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue

Suite 4100

Dallas, TX 75201

Facsimile: (214) 969-4343

Attention: Joseph L. Motes III, Esq.

Email: jmotes@akingump.com

If to a Stockholder: at its respective address set forth on Schedule A attached hereto or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered, on the date of confirmation if electronically delivered, or on that of receipt if delivered by courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 7.5; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

7.6. Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

7.7. Amendments; Waivers. At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Stockholders. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.8. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any party hereto (except to the extent any of them becomes a party in accordance with Section 3.3) or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 7.8 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

7.9. General Provisions. The terms and provisions of Sections 8.3, 8.4, 8.5, 8.6, 8.9 and 8.14 of the Merger Agreement are hereby incorporated by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

ALLIANCE DATA SYSTEMS CORPORATION

By:	/s/ EDWARD J. HEFFERNAN
Name: Edward J. Heffernan
Title: President and Chief Executive Officer

STOCKHOLDERS:

/s/ SCOTT P. BARLOW
Scott P. Barlow

/s/ DAVID S. BUZBY
David S. Buzby

/s/ JAMES A. CROUTHAMEL
James A. Crouthamel

/s/ JOHN GIULIANI
John Giuliani

/s/ JAMES R. PETERS
James R. Peters

/s/ JOHN PITSTICK
John Pitstick

/s/ JEFFREY F. RAYPORT
Jeffrey F. Rayport

/s/ BRIAN SMITH
Brian Smith

/s/ PETER WOLFERT
Peter Wolfert

/s/ JAMES R. ZARLEY
James R. Zarley

[Signature Page to Voting Agreement]